Exhibit 23.1



Consent of Independent Public Accountants


As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated January 29, 2001 included in Banta Corporation's Form 10-K for the fiscal year ended December 30, 2000 and to all references to our firm included in this registration statement.


/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP


Milwaukee, Wisconsin
August 24, 2001